Exhibit 10.2

PURCHASE AGREEMENT

among

UNITED RENTALS, INC.

and

APOLLO INVESTMENT FUND IV, L.P.
APOLLO OVERSEAS PARTNERS IV, L.P.
J.P. MORGAN PARTNERS (BHCA), L.P.

Dated as of June 10, 2008

Schedule A – Ownership of Preferred Stock

Exhibit A – Form of Indenture

Exhibit B – Form of Registration Rights Agreement

PURCHASE AGREEMENT

                    This PURCHASE AGREEMENT (“Agreement”) is made as of June 10, 2008, between UNITED RENTALS, INC., a Delaware corporation (“Purchaser”), and APOLLO INVESTMENT FUND IV, L.P. and APOLLO OVERSEAS PARTNERS IV, L.P. (collectively, the “Apollo Sellers”) and J.P. MORGAN PARTNERS (BHCA), L.P. (the “Chase Seller”; and collectively with the Apollo Sellers, the “Sellers”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 7.11 below.

Recitals

                    A. The Apollo Sellers own 300,000 shares of Purchaser’s Series C Perpetual Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”) and 100,000 shares of Purchaser’s Series D-1 Perpetual Convertible Preferred Stock, par value $.01 per share (the “Series D-1 Preferred Stock”).

                    B. The Chase Seller owns 5,252 shares of the Series D-1 Preferred Stock and 44,748 shares of Purchaser’s Series D-2 Perpetual Convertible Preferred Stock, par value $.01 per share (the “Series D-2 Preferred Stock”; and collectively, with the Series D-1 Preferred Stock and Series C Preferred Stock, the “Preferred Stock”).

                    C. The Preferred Stock owned by the Sellers represents all of the issued and outstanding Preferred Stock.

                    D. Upon the terms and conditions set forth herein, Purchaser has agreed to purchase from the Sellers the Preferred Stock, the terms of which restrict Purchaser from, among other things, paying or making certain extraordinary dividends, including any repurchases of shares of Purchaser’s common stock, par value $.01 per share (the “Common Stock”) to the extent such repurchases exceed 7.5% of Purchaser’s market capitalization, without the consent of the holders of the Preferred Stock, and the Sellers have agreed to sell the Preferred Stock to Purchaser.

                    E. Purchaser has elected to satisfy a portion of the purchase price of the Preferred Stock by issuing and delivering Notes (as defined below) to the Sellers and the Sellers have agreed to accept such Notes as part of the consideration for the Preferred Stock on the terms and conditions set forth herein.

                    NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
PURCHASE AND SALE

                    1.1. Authorization of the Notes. Purchaser hereby authorizes the issue and sale of up to $425,000,000 aggregate principal amount of its 14% Senior Notes due 2014, Series A (the “Notes”). As used herein, the term “Notes” includes all notes originally issued under an indenture (the “Indenture”) between Purchaser and The Bank of New York, as Trustee (the “Trustee”), such Indenture, dated as of the Closing Date (as defined below), in the form attached hereto as Exhibit A.

                    1.2. Purchase of the Preferred Stock and Sale of the Notes. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and each Seller agrees to sell the Preferred Stock specified opposite such Seller’s name in Schedule A for $612,164,938 in the aggregate (with $383,334,000 of such amount being payable in Notes) in the case of the Apollo Sellers and for $66,539,668 in the aggregate (with $41,666,000 of such amount being payable in Notes) in the case of the Chase Seller (such transactions, including the issue and sale of Notes pursuant hereto, the “Purchase and Sale”).

ARTICLE II
CLOSING AND CLOSING DELIVERIES

                    2.1. Closing. The closing of the Purchase and Sale (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m. (or such earlier time as the parties may agree) on the date hereof (the “Closing Date”) and simultaneously with the execution and delivery of this Agreement.

                    2.2. Deliveries at the Closing.

                    (a) Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following:

          (i) to each Seller (x) the amount of cash (to be paid by wire transfer in immediately available funds to a bank account designated by such Seller) specified opposite such Seller’s name under the column titled “Cash Consideration” in Schedule A and (y) the applicable principal amount of Notes specified opposite such Seller’s name under the column titled “Principal Amount of Notes” in Schedule A, such Notes having been designated a Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners);

(ii) the Registration Rights Agreement executed by Purchaser;

(iii) the Indenture executed by each party thereto;

(iv) the same solvency assurances that Purchaser delivered to the lenders providing the Financing, but addressed to and for the benefit of the Sellers; and

          (v) a certificate executed by a duly authorized executive officer of Purchaser dated as of the Closing Date, certifying that the representations and warranties contained in Article III hereof are true and correct as of the Closing Date.

                    (b) Closing Deliveries by Sellers. At the Closing, each Seller shall deliver the following:

          (i) certificates representing the number and class of shares of Preferred Stock specified opposite such Seller’s name in the columns titled “Number of Shares” and “Class” in Schedule A, accompanied by stock powers endorsed to Purchaser;

(ii) the Registration Rights Agreement executed by such Seller;

          (iii) in the case of the Apollo Sellers, resignation letters in form and substance reasonably satisfactory to Purchaser evidencing the resignations of each director on Purchaser’s board of directors that was nominated by an Apollo Seller or its affiliate (collectively, the “Apollo Directors”); and

          (iv) a certificate executed by a duly authorized executive officer of such Seller (or with respect to the Chase Seller, a duly authorized attorney-in-fact) dated as of the Closing Date, certifying that the representations and warranties contained in Article IV hereof are true and correct as of the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

                    As a material inducement to Sellers to enter into this Agreement, sell the Preferred Stock and purchase the Notes, Purchaser hereby represents and warrants to each Seller that:

                    3.1. Organization and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority, and any material licenses, permits and authorizations necessary to own and operate its properties, to enter into this Agreement, the Indenture, the Registration Rights Agreement and the Notes and to carry on its business as now conducted except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

                    3.2. Ownership of Notes. The Notes are free and clear of any and all mortgages, pledges, security interests, liens or other encumbrances or charges of any kind.

                    3.3. Authorization; No Breach.

                    (a) Purchaser has duly authorized the execution, delivery and performance of this Agreement, the Indenture, the Registration Rights Agreement and the Notes. Each of this Agreement, the Indenture, the Registration Rights Agreement and the Notes has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to the availability of equitable remedies and to the laws of bankruptcy and other similar laws affecting creditors’ rights generally.

                    (b) The execution, delivery and performance by Purchaser of this Agreement, the Indenture, the Registration Rights Agreement and the Notes do not (i) conflict with or result in a breach of the terms, conditions or provisions of or (ii) constitute a default under, or result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than the Securities and Exchange Commission in connection with the Registration Rights Agreement) pursuant to, (A) any law, statute, rule or regulation to which Purchaser is subject, (B) any formation or other organizational document of Purchaser or (C) any agreement, instrument, order, judgment or decree to which Purchaser is a party or by which it is bound, except, in the case of clauses (A) and (C) above, for any such conflict, breach, default, violation, required action or notification that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    3.4. Purchaser Information. An accurate and complete copy of each report and definitive proxy statement filed with or furnished to the Securities and Exchange Commission by Purchaser or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act since January 1, 2008 (the “Purchaser SEC Reports”) is publicly available. No such Purchaser SEC Report, at the time filed or furnished (and, in the case of proxy statements, on the dates of the relevant meetings), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that subsequently filed or furnished Purchaser SEC Reports as of a later date (but filed or furnished before the date of this Agreement) shall be deemed to modify information in Purchaser SEC Reports as of an earlier date.

                    3.5. Tender Offer and Financing. As of the date hereof, there are no other (i) capital raising or financing transactions material to Purchaser and its Subsidiaries taken as a whole or (ii) extraordinary transactions, such as a merger, reorganization or liquidation, involving Purchaser or any of its Subsidiaries or a purchase, sale or transfer of a material amount of assets of any of Purchaser or any of its Subsidiaries, contemplated by, or to be entered into or consummated by, Purchaser and its Subsidiaries, except for the transactions contemplated by this Agreement, the Tender Offer and/or the Financing.

                    3.6. Other. Purchaser acknowledges that, except as expressly set forth in this Agreement, there are no representations or warranties of any kind, express or implied, with respect to any Seller, any Seller’s Subsidiaries, any Seller’s Business, or any other matter.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

                    As a material inducement to Purchaser to enter into this Agreement, complete the purchase of Preferred Stock and issue and sell the Notes, each Seller, severally and not jointly, represents and warrants to Purchaser that:

                    4.1. Organization and Corporate Power. Such Seller is a partnership organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Seller has all requisite partnership power and authority to enter into this Agreement and the Registration Rights Agreements and to carry on its business as now conducted.

                    4.2. Ownership of Securities. Such Seller has good and valid title to all of the shares of Preferred Stock set forth opposite such Seller’s name as listed on Schedule A. At the Closing, such Seller shall convey to Purchaser the Preferred Stock free and clear of any and all mortgages, pledges, security interests, liens or other encumbrances or charges of any kind, except as may arise out of, or in connection with, this Agreement and/or any federal or state securities law, or policies of Purchaser, that would restrict the purchase, sale or transferability of the shares of Preferred Stock owned by such Seller.

                    4.3. Authorization; No Breach.

                    (a) Such Seller and the general partner of such Seller have duly authorized the execution, delivery and performance of this Agreement and the Registration Rights Agreement. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to the availability of equitable remedies and to the laws of bankruptcy and other similar laws affecting creditors’ rights generally.

                    (b) The execution, delivery and performance by such Seller of this Agreement and the Registration Rights Agreement do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of or (ii) constitute a default under, or result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than the Securities and Exchange Commission in connection with the Registration Rights Agreement) pursuant to, (A) any law, statute, rule or regulation to which such Seller is subject, (B) any formation or other organizational document of such Seller or (C) any agreement, instrument, order, judgment or decree to which such Seller is a party or by which it is bound, except, in the case of clauses (A) and (C) above, for any such conflict, breach, default, violation, required action or notification that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    4.4. Purchase for Investment. Each Seller represents that such Seller is purchasing the Notes for its own account or for one or more separate accounts maintained by it and not with a view to the distribution thereof in violation of the Securities Act. Each Seller understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.

                    4.5. Accredited Investor.

                    (a) Each Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

                    (b) Each Seller further represents that (i) it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision, for purposes of Purchaser’s compliance with the Securities Act, with respect to the Notes to be purchased by such Seller under this Agreement, and (ii) it has had the opportunity to ask questions of Purchaser and it has received answers concerning the terms and conditions of the sale of the Notes and to obtain additional information (to the extent Purchaser possesses such information or could acquire it without unreasonable effort or expense).

                    (c) Each Seller acknowledges that, except as expressly set forth in this Agreement, there are no representations or warranties of any kind, express or implied, with respect to Purchaser and its Subsidiaries, their Business, the terms of the sale of the Notes or any other matter.

                    4.6. ERISA. Each Seller represents and warrants that it is not, and is not acting on behalf of, a “benefit plan investor” within the meaning of Section 3(42) of ERISA.

ARTICLE V
COVENANTS

                    5.1. Standstill. No Seller shall (and shall not assist or knowingly encourage others (other than portfolio companies) to), or with respect to portfolio companies under its control or on whose board or governing body a representative of such Seller or its affiliated funds sits, no Seller shall instruct, or propose to, any such portfolio company to, or shall permit any of its affiliated funds to, until the date that is the earlier of (x) two years from the occurrence of the Closing and (y) the date another Person publicly proposes an acquisition of all or substantially all of the voting equity or assets of Purchaser: (a) submit to Purchaser or propose to Purchaser’s stockholders the acquisition (by merger, tender offer, statutory share exchange or other business combination) of Purchaser, except if Purchaser shall have requested in writing in advance the submission of such proposal; (b) make or conduct any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a “participant” in an “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to Purchaser; (c) initiate, propose or otherwise solicit Purchaser’s stockholders for the approval of one or more stockholder proposals with respect to Purchaser as described in Rule 14a-8 under the Exchange Act; (d) acquire control of Purchaser or participate in or knowingly encourage the formation of any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) which owns or seeks to acquire voting securities of Purchaser that would require the filing of a Schedule 13D; (e) call or seek to have called any meeting of the stockholders of Purchaser or execute any written consent in lieu of a meeting of holders of common stock of Purchaser; (f) seek election or seek to place a director on the Board of Directors of Purchaser or seek the removal of any director of the Board of Directors of Purchaser; or (g) make any public announcement with respect to any of the foregoing. Notwithstanding the foregoing, this Section 5.1 shall terminate and be of no further force or effect upon the occurrence of an Event of Default (as defined in the Indenture) under the Notes. The obligations of each Seller under this Section 5.1 shall be several and not joint. For purposes of this Section 5.1, with respect to the Chase Seller, the term “Seller” and “Seller and its affiliated fund” shall mean the J.P. Morgan Partners business unit of JPMorgan Chase & Co., and shall not include any other private equity business (including One Equity Partners) or any other affiliate of J.P. Morgan Partners (BHCA), L.P.

                    5.2. Confidentiality. Each party hereto shall keep confidential and shall not disclose any information about any other party hereto or their respective controlled Affiliates in its possession as of the Closing except (a) to the extent such information is in the public domain other than as a result of a breach of this Section 5.2 by any such party, (b) as required by law, regulation or judicial or other legal process and (c) to the extent necessary to inform such party’s investors and Affiliates about the sale of the Preferred Stock and the purchase of the Notes; provided that each party may disclose such information to such party’s directors, officers and employees who have a reasonable need to know such information and to such party’s advisors (including attorneys, accountants, consultants and financial advisors).

                    5.3. Continuation of D&O Insurance and Indemnification.

                    (a) Purchaser agrees that all rights to indemnification for liabilities, and all limitations with respect to liability, existing in favor of the Apollo Directors under the provisions in Purchaser’s certificate of incorporation or otherwise under Purchaser’s bylaws or any indemnification agreement in effect as of the Closing Date shall survive the Closing and shall continue in full force and effect, without any material amendment thereto, for a period of six years from the Closing Date to the fullest extent permitted by law; provided, however, that in the event any claim is asserted or made within such six-year period, all such rights, liabilities and limitations in respect of any such claim shall continue until disposition thereof.

                    (b) For a period of six years from the Closing Date, Purchaser shall maintain in effect directors’ and officers’ liability insurance covering each Apollo Director for acts or omissions occurring prior to the Closing Date on terms with respect to such coverage and amounts no less favorable than those of such policy then in effect with respect to each director on Purchaser’s board of directors who are not Apollo Directors.

                    (c) If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations of Purchaser set forth in this Section 5.3.

                    (d) The rights of each Apollo Director hereunder shall be in addition to any other rights such Apollo Director may have under applicable Law, agreement or otherwise. The provisions of this Section 5.3 shall survive the Closing and expressly are intended to benefit each of the Apollo Directors, their heirs and representatives.

                    5.4. No Tender of Common Stock. Each Seller hereby agrees that it shall not tender any shares of Common Stock held by such Seller (nor shall such Seller cause any of its Affiliates to tender any shares of Common Stock any such Affiliates may hold; for the avoidance of doubt, it is understood that there shall be no liability to the Chase Seller hereunder if an Affiliate of such Chase Seller (such as J.P. Morgan Securities Inc.) tenders such shares without having been caused to do so by such Chase Seller) into the Tender Offer.

                    5.5. ERISA. Each Seller agrees that it will not become, and will not act on behalf of, a “benefit plan investor” within the meaning of Section 3(42) of ERISA, so long as such Seller holds an interest in any Notes.

                    5.6. Tax. The parties intend to treat the purchases of Preferred Stock pursuant to this Agreement as part of a single transaction. The parties will treat such purchases of the Sellers’ Preferred Stock for all tax purposes as a sale or exchange of such Preferred Stock pursuant to Section 302(b) of the U.S. Internal Revenue Code. If, notwithstanding the foregoing, any withholding tax is assessed against the Purchaser or any of its Affiliates with respect to the purchases of Preferred Stock pursuant to this Agreement, then, except to the extent the Sellers have satisfied or then satisfy the liability resulting from such withholding, Sellers shall promptly pay to the Purchaser the full amount of such liability (including any related interest and penalties).

                    5.7. Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

ARTICLE VI
EXPENSES, ETC.

                    6.1. Transaction Expenses. Each Seller shall be responsible for its own costs and expenses (including attorneys’ fees) in connection with the transactions contemplated hereby and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Preferred Stock, the Notes, the Indenture, the Registration Rights Agreement or any Subsidiary Guarantee.

                    6.2. Survival. The obligations of Purchaser and the Sellers under this Article VI will survive the payment or transfer of any Preferred Stock or Note, the enforcement, amendment or waiver of any provision of this Agreement, the Indenture, the Registration Rights Agreement or any Subsidiary Guarantee, and the termination of any of the foregoing agreements or guarantees.

ARTICLE VII
MISCELLANEOUS

                    7.1. Entire Agreement; Consent to Amendments and Assignments.

                    (a) This Agreement contains the entire understanding of the parties with respect to the matters described herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.

                    (b) Except as otherwise expressly provided herein, the provisions of this Agreement may not be amended, waived or modified without the prior written consent of Purchaser and each Seller, and such amendment, waiver or modification shall be binding on all of the parties to this Agreement. No party hereto shall be permitted to assign this Agreement without the prior written consent of all of the other parties hereto. Any purported assignment or delegation by any party in violation of the foregoing shall be null and void ab initio and of no force and effect.

                    (c) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                    7.2. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                    7.3. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                    7.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                    7.5. Counterparts; Facsimile and Email Transmission. This Agreement may be executed simultaneously in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Each party to this Agreement agrees that its own telecopied or emailed signature will bind it and that it will accept the telecopied or emailed signature of each other party to this Agreement.

                    7.6. Descriptive Headings; Interpretations. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

                    7.7. Governing Law.

                    (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause application of the laws of any jurisdiction other than the State of New York.

                    (b) Purchaser and Sellers irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State Court or Federal Court sitting in New York, and any court having jurisdiction over appeals or matters heard in such courts, in any action or proceeding arising out of, connected with, related to or incidental to the relationship, established between them in connection with this Agreement, whether arising in contract, tort, equity or otherwise, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such state court or, to the extent permitted by law, in such federal court. Purchaser and Sellers agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Purchaser and Sellers waive in all disputes any objection that it may have to the location of the court considering the dispute.

                    (c) Purchaser and Sellers irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to their respective notice addresses specified herein, such service to become effective ten (10) business days after such mailing. Purchaser and Sellers irrevocably waive any objection (including, without limitation, any objection of the laying of venue or based on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any such action or proceeding with respect to this Agreement in any jurisdiction set forth above. Nothing herein shall affect the right to serve process in any other manner permitted by law.

                    (d) THE PARTIES WAIVE TRIAL BY JURY.

                    7.8. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent as follows:

(a)	If to Purchaser:

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
Attention: Roger Schwed, Esq.
Fax No.: (203) 618-7252

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention: Gary Horowitz
Eric Swedenburg
Fax No.: (212) 455-2502

(b)	If to any Seller:

Apollo Seller:
c/o Apollo Investment Fund IV, L.P.
9 West 57th Street
New York, NY 10019
Attention: Andrew Africk
Fax No.: (212) 515-3288
and

Chase Seller:
c/o CCMP Capital Advisers, LLC
245 Park Avenue, 16th Floor
New York, NY 10167
Attention: Richard Jansen
Fax No.: (917) 464-9569

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: David Pommerening
Paul Scrivano
Fax No.: (212) 326-2061

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                    7.9. Third Party Rights. Except as provided in Section 5.3, this Agreement shall not confer any rights or remedies upon any Person, other than the parties hereto and their respective heirs, successors, and assigns.

                    7.10. Interpretation. Each party acknowledges that it was represented by counsel and there shall be no presumption against either party in the interpretation of the language of this Agreement.

                    7.11. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

                    “Affiliate” of any particular person or entity shall mean any other person or entity controlling, controlled by or under common control with such particular person or entity.

                    “Agreement” shall have the meaning assigned to such term in the preamble hereto.

                    “Apollo Directors” shall have the meaning assigned to such term in Section 2.2(b)(iii).

                    “Apollo Sellers” shall have the meaning assigned to such term in the preamble hereto.

                    “Business” shall mean the business conducted or proposed to be conducted by Purchaser and its Subsidiaries at Closing.

                    “Chase Seller” shall have the meaning assigned to such term in the preamble hereto.

                    “Closing Date” shall have the meaning assigned to such term in Section 2.1.

                    “Closing” shall have the meaning assigned to such term in Section 2.1.

                    “Common Stock” shall have the meaning assigned to such term in the Recitals to the Agreement.

                    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

                    “Financing” shall mean the credit facilities provided to Purchaser under the Credit Agreement, dated as of June 9, 2008, among Bank of America, N.A., as Agent, Purchaser and the other lenders and Purchaser subsidiaries party thereto.

                    “Governmental Entity” shall mean any court or any governmental entity, commission, board, bureau, agency, instrumentality, authority, body or other governmental entity, domestic or foreign.

                    “Indenture” shall have the meaning assigned to such term in Section 1.1.

                    “Law” shall mean any applicable federal, foreign, national, provincial, supranational, state, local or similar statute, law (including common law), ordinance, regulation, rule, code, order, requirement or rule of law, in each case, of any Governmental Entity.

                    “Material Adverse Effect” shall mean (i) when used in connection with a Seller, a material adverse effect on (a) the ability of such Seller to perform its obligations under this Agreement or the Registration Rights Agreement or (b) the validity or enforceability as to such Seller of this Agreement, the Indenture, the Registration Rights Agreement or the Notes and (ii) when used in connection with Purchaser, a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of Purchaser and its Subsidiaries taken as a whole, or the ability of Purchaser to perform its obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Notes, or (b) the validity or enforceability as to Purchaser of this Agreement, the Indenture, the Registration Rights Agreement or the Notes.

                    “Notes” shall have the meaning assigned to such term in Section 1.1.

                    “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                    “Preferred Stock” shall have the meaning assigned to such term in the Recitals to the Agreement.

                    “Purchase and Sale” shall have the meaning assigned to such term in Section 1.2.

                    “Purchaser SEC Reports” shall have the meaning assigned to such term in Section  3.4.

                    “Purchaser” shall have the meaning assigned to such term in the preamble hereto.

                    “Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit B.

                    “Sellers” shall have the meaning assigned to such term in the preamble hereto.

                    “Series C Preferred Stock” shall have the meaning assigned to such term in the Recitals to the Agreement.

                    “Series D-1 Preferred Stock” shall have the meaning assigned to such term in the Recitals to the Agreement.

                    “Series D-2 Preferred Stock” shall have the meaning assigned to such term in the Recitals to the Agreement.

                    “Subsidiary” shall mean, with respect to any Person, (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof and (ii) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

                    “Subsidiary Guarantee” shall have the meaning assigned to such term in the Indenture.

                    “Tender Offer” shall mean the Offer to Purchase by Purchaser shares of its Common Stock which Purchaser intends to commence in June 2008, as the same may be amended, supplemented or modified, from time to time.

                    “Trustee” shall have the meaning assigned to such term in Section 1.1.

                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                    IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

UNITED RENTALS, INC.

By:	/s/ Michael J. Kneeland

Name: Michael J. Kneeland
Title: Chief Executive Officer

[Purchase Agreement]

APOLLO INVESTMENT FUND IV, L.P.

By:	Apollo Advisors IV, L.P., its general partner

By:	Apollo Capital Management IV, Inc., its general partner

By:	/s/ Andrew Africk

Name: Andrew Africk
Title: Vice President

APOLLO OVERSEAS PARTNERS IV, L.P.

By:	Apollo Advisors IV, L.P., its general partner

By:	Apollo Capital Management IV, Inc., its general partner

By:	/s/ Andrew Africk

Name: Andrew Africk
Title: Vice President

[Purchase Agreement]

J.P. MORGAN PARTNERS (BHCA), L.P.

By:	CCMP Capital Advisors, LLC, as attorney in fact

By:	/s/ Christopher Behrens

Name: Christopher Behrens
Title: Managing Director

[Purchase Agreement]

SCHEDULE A

OWNERSHIP OF PREFERRED STOCK

			Purchase Price

Owner of Record	Number of Shares	Class	Cash Consideration	Principal Amount of Notes

Apollo Investment Fund IV, L.P.	284,726	Series C Perpetual Convertible Preferred Stock	$169,967,759	$284,726,000

Apollo Investment Fund IV, L.P.	94,726	Series D-1 Perpetual Convertible Preferred Stock	$47,121,730	$78,939,000

Apollo Overseas Partners IV, L.P.	15,274	Series C Perpetual Convertible Preferred Stock	$9,117,845	$15,274,000

Apollo Overseas Partners IV, L.P.	5,274	Series D-1 Perpetual Convertible Preferred Stock	$2,623,604	$4,395,000

J.P. Morgan Partners (BHCA), L.P.	5,252	Series D-1 Perpetual Convertible Preferred Stock	$2,613,327	$4,376,000

J.P. Morgan Partners (BHCA), L.P.	44,748	Series D-2 Perpetual Convertible Preferred Stock	$22,260,341	$37,290,000